CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Madsen & Associates, CPA’s Inc. consents to the use in the Registration Statement on form SB-2 for China Public Security Technology, Inc. for the year ended December 31, 2006, our report dated September 6, 2006, relating to the December 31, 2005 financial statements of Shenzhen iASPEC Software Engineering Co. Limited.

s/Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.
April 23, 2007